                                                                   Exhibit(h)(4)

                                    FORM OF
                     SUPPLEMENT TO THE AMENDED AND RESTATED
                            ADMINISTRATION AGREEMENT

                         PIMCO Variable Insurance Trust
                            840 Newport Center Drive
                         Newport Beach, California 92660

                            _________________ , 2002


Pacific Investment Management Company LLC
840 Newport Center Drive
Newport Beach, California 92660

RE:      CommodityRealReturn Strategy Portfolio
         StocksPLUS Total Return Portfolio

Dear Sirs:

         This will confirm the agreement between the undersigned (the "Trust") and Pacific Investment Management Company LLC (the "Administrator") as follows:

1. This Trust is an open-end investment company organized as a Delaware business trust, and consisting of such investment portfolios as have been or may be established by the Trustees of the Trust from time to time. A separate series of shares of beneficial interest of the Trust is offered to investors with respect to each investment portfolio. The CommodityRealReturn Strategy Portfolio and StocksPLUS Total Return Portfolio (the "Portfolios") are each separate investment portfolios of the Trust.

2. The Trust and the Administrator have entered into an Administration Agreement ("Agreement") dated May 5, 2000, pursuant to which the Trust has employed the Administrator to provide management and administrative services to the Trust as set forth in that Agreement.

3. As provided in paragraph 1 of the Agreement, the Trust hereby adopts the Agreement with respect to the Portfolios and the Administrator hereby acknowledges that the Agreement shall pertain to the Portfolios, the terms and conditions of such Agreement being hereby incorporated herein by reference.

4. Subject to the approval of the Trust's Board of Trustees, the Trust consents to the Administrator's delegation of some or all of its responsibilities under the Administration Agreement with respect to the Portfolios to a qualified party or parties. Such delegation shall be evidenced by a written agreement to which the Tust need not be a party but which shall be subject to Trustee review and approval. Nothing contained herein shall be deemed to limit in any way the Administrator's ability to delegate its duties under the Administration Agreement with respect to any other series of shares of the Trust.

5. As provided in paragraph 5 of the Agreement and subject to further conditions as set forth therein, the Trust shall with respect to the Portfolios pay the Administrator a monthly fee calculated as a percentage (on an annual basis) of the average daily value of net assets of the Portfolios during the preceding month at a rate of 0.25% of the assets.

6. This Supplement and the Agreement shall become effective with respect to the Portfolios on ______________, 2002 and shall continue in effect with respect to the Portfolios for a period of more than two years from that date only so long as the continuance is specifically approved at least annually (a) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolios or by the Trust's Board of Trustees and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust's trustees who are not parties to this Contract or "interested persons" (as defined in the 1940 Act) of any such party. This Agreement may be terminated with respect to the Portfolios at any time, without the payment of any penalty, by a vote of a majority of the entire Board of Trustees of the Trust or by a majority of the outstanding voting securities of the Trust or, with respect to a particular Portfolio, by a vote of a majority of the outstanding shares of such Portfolio, on 60 days' written notice to the Administrator or, at or after the two-year period commencing the date of its effectiveness, by the Administrator on 60 days' written notice to the Trust. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

     If the foregoing correctly sets forth the agreement between the Trust and the Administrator, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                                            Very truly yours,

                                            PIMCO VARIABLE INSURANCE TRUST

                                            By:________________________________
                                               Title: Trustee and President
ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:________________________________
   Title: Managing Director